Exhibit 99.1

ReynoldsAmerican

Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Maura Payne	RAI 2005-18
(336) 741-6996

Miller Resigns from Reynolds American Board

WINSTON-SALEM, N.C. – July 14, 2005 – Robert S. (Steve) Miller, chairman and chief executive officer of Delphi Corp., has resigned his membership on the board of directors and audit committee of Reynolds American Inc. (NYSE: RAI) effective July 13.

On July 1, 2005, Miller assumed his current position at Delphi, a leader in mobile electronics and transportation components and systems technology. At that time, Miller said he planned to reduce the number of corporate boards on which he served, in keeping with corporate governance best practices for active CEOs.

“I leave the Reynolds American board reluctantly, but with great confidence in their future success,” Miller said. “I have been proud to be a member of the board that helped steer this company through a significant and successful restructuring and an exciting and promising business combination with a former competitor. Reynolds American has dedicated, talented leadership and committed, hard-working employees, and I believe they have charted a promising course for their future.”

Reynolds American was established as a publicly traded holding company in July 2004, following a combination of R.J. Reynolds Tobacco Company and the U.S. operations of Brown & Williamson Tobacco Corporation. Miller has served on the RAI board and audit committee since its inception in July 2004. Prior to the business combination, Miller had served on the board and audit committee of R.J. Reynolds Tobacco Holdings, Inc., the predecessor holding company to RAI, since July 2003.

“Steve has been an exceptional director,” said Andrew J. Schindler, chairman of the board of RAI. “He provided valuable advice and counsel during a period of great change and tremendous opportunity for the company. I thank him for his commitment to the success of Reynolds American and its shareholders, and thank him personally for the guidance he has provided to me over the years.”

Reynolds American Inc. is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the United States, including five of the nation’s 10 best-selling brands: Camel, Winston, Kool, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.ReynoldsAmerican.com.

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